UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 22, 2014

HMN Financial, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-24100	41-1777397
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1016 Civic Center Drive Northwest Rochester, Minnesota	55901
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (507) 535-1200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

(e)           Senior Management Incentive Plan

On July 22, 2014, HMN Financial, Inc. (the “Company”) adopted the HMN Financial, Inc. Senior Management Incentive Plan (the “Plan”) for the employees or employee groups determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”). The Plan design incorporates incentive award payout levels that are linked to the achievement of pre-defined performance objectives, and payment of earned amounts in a mixture of cash and restricted stock. The payout levels for each Plan participant are designed to provide market competitive payouts for the achievement of performance objectives.

The Committee will review and approve for each performance period the Plan participants, award opportunity levels, and specific performance objectives and weightings. The performance objectives will be based on performance criteria approved by the Committee, such as net income, credit quality, return on equity, return on assets, and performance against strategic objectives. The Committee will apply both “Level 1” and “Level 2” performance objectives, as follows:

●	The Company must achieve a Level 1 minimum net income objective established by the Committee before any award will be paid under the Plan.
●	The Company must achieve a Level 1 minimum credit quality objective established by the Committee before any award based on achievement of Level 2 performance objectives will be paid under the Plan.
●

If the Level 1 net income objective is achieved, but the Level 1 minimum credit quality objective is not achieved, then participants will remain eligible to receive payouts based on achievement of Level 2 subsidiary, departmental, or individual performance objectives.

●

If the Level 1 minimum net income objective, and potentially also the Level 1 minimum credit quality objective, are achieved, actual Plan award payout amounts earned will be calculated using a ratable approach based on the degree to which the specified Level 2 threshold, target, and maximum performance levels have been achieved.

The Committee will establish threshold, target, and maximum award opportunities under the Plan for each participant as a percentage of the participant’s actual salary earned during the performance period. An individual participant may earn less or more than the targeted incentive payout level based on performance during the applicable performance period. In order to be eligible for any payout, a Plan participant must also receive a minimum individual performance rating of “meets expectations” or better for the relevant performance period. The participant must be an active employee of the Company on the award payout date in order to receive an award, unless the participant terminates employment due to death, disability or retirement during the performance period (in which case, the participant may, at the Committee’s discretion, receive a pro rata payout of the Plan award otherwise earned during the performance period) or after the performance period is completed but prior to the payment date (in which case, the participant will be entitled to the full earned amount of the Plan award).

The payout amount will be paid in a combination of cash and shares of restricted stock, the ratio of which will be determined annually by the Committee. The cash portion will be paid no later than March 15 of the year following the performance period. The restricted stock will be awarded pursuant to the Company’s 2009 Equity Incentive Plan with the grant date of the award being the same date as the payment date of the cash potion of the incentive payout. The number of restricted shares awarded will be determined by dividing the dollar value of the participant’s restricted share payout amount by the closing sale price of a share of the Company’s common stock on the date of grant. The restricted shares will vest 1/3 each year over a three-year period. If a participant terminates employment during such three-year period, the participant will forfeit any unvested restricted shares unless termination occurs due to death, disability or retirement, in which case, all restricted shares awarded under the Plan will immediately vest. All restricted shares awarded under the Plan will also immediately vest upon a change in control of the Company. A “change in control” generally occurs under for purposes of the Plan if

●

any person other than the executive, the Company, or one of the Company’s benefit plans acquires or becomes the beneficial owner of 35% or more of the outstanding voting stock of the Company or the Bank (other than in an acquisition of voting securities or common stock directly from the Company or the Bank);

●	a majority of the members of the Company’s Board are replaced as a result of an actual or threatened election contest; or
●

a reorganization, merger or consolidation involving the Company or the Bank, or a sale or other disposition of all or substantially all of the assets of the Company or the Bank, is consummated that changes ownership of the Company or the Bank by 35% or more.

The Committee will administer the Plan and has the power, subject to the terms of the Plan, to determine when and to whom Plan awards will be granted, and the form, amount and other terms and conditions of each such award. Each award under the Plan and the compensation associated therewith is subject to potential forfeiture to or recovery by the Company in accordance with any compensation recovery policy currently in plan or subsequently adopted by the Company’s Board of Directors.

The foregoing summary of the terms of the Plan does not purport to be complete and is qualified in its entirety by reference to the Plan, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference into this Item 5.02.

Item 9.01     Financial Statements and Exhibits.

(d)     Exhibits

Exhibit Number	Description
10.1	HMN Financial, Inc. Senior Management Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HMN Financial, Inc.
(Registrant)

Date: July 28, 2014	/s/ Jon Eberle
Jon Eberle
Senior Vice President,
Chief Financial Officer and Treasurer

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